Exhibit 99.1

Einstein Noah Restaurant Group Completes Multiyear Deleveraging

Reprioritizes Cash Flows to Shareholder Value Enhancing Initiatives

Commences $0.125 Quarterly Dividend

Obtains New $125 Million Five-Year Senior Credit Facility

LAKEWOOD, Colo.--(BUSINESS WIRE)--December 21, 2010--Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL), a leader in the quick-casual segment of the restaurant industry operating under the Einstein Bros.® Bagels, Noah's New York Bagels®, and Manhattan Bagel® brands, today announced that it has completed a multiyear period of deleveraging its balance sheet and will now re-allocate its available cash flows to growth priorities and returning cash flows to shareholders.

Jeff O’Neill, Chief Executive Officer and President of Einstein Noah, stated, “The capital efficiency of our franchise first growth model, coupled with the expectation that our cash taxes will be immaterial over the next several years allows us the flexibility to accelerate our growth plans and return capital to our shareholders. This total-return strategy positions Einstein Noah to reward shareholders in a variety of ways over the long run as we execute our plan.”

The Company has entered into a new senior $125 million credit facility with a syndicate of banks. The new senior credit facility has a five-year term expiring December 20, 2015 and a commitment of up to $125 million, including a term loan of up to $75 million and a revolving credit facility of up to $50 million. The loans will bear interest at a combination of LIBOR, plus an applicable margin ranging from 2.5% to 3.0% and or Prime, plus an applicable margin ranging from 1.5% to 2.0%. In addition, the new facility provides flexibility for the Company to make share repurchases and pay dividends to shareholders.

Jeff O’Neill continued, “We are extremely pleased to have secured this new credit facility, which extends the maturity of our long-term debt. Through these efforts, we have demonstrated our ability to further improve our liquidity, increase our financial flexibility, and strengthen our capital structure as we pursue a sustainable growth strategy in 2011 and beyond. We appreciate the efforts of our banking syndicate in partnering with us on this new agreement.”

The Board of Directors declared an initial quarterly cash dividend on its Common Stock in the amount of $0.125 per share, payable on April 15, 2011 to shareholders of record as of March 1, 2011. The Board of Directors also announced the authorization of up to $20 million in share repurchases of the Company’s common stock. The Company may repurchase shares in the open market or in privately negotiated transactions at the discretion of management subject to its assessment of market conditions and other economic factors. This authorization expires in two years.

As part of the Company’s commitment to investing for growth, the Board of Directors also approved the expansion of the capital expenditure budget from a projected $17 million to $19 million in 2010 to a projected $28 million to $30 million in 2011. This capital expenditure budget includes the opening of 10 to 14 new corporate stores and the relocation of an additional 10 to 14 stores, along with the continued roll-out of the new coffee program.

Nelson Heumann, Chairman of the Board and Managing Member of Greenlight Capital LLC, said, “Since Greenlight Capital LLC and its affiliates became shareholders of the Company in 2003, the majority of available cash flows have been dedicated to de-leveraging the capital structure. At the end of 2003, the Company had approximately $220 million of debt and preferred stock, a shareholder deficit of $95 million supported by $23 million of annual EBITDA. As of September 28, 2010, these metrics had improved to only $93 million of debt and preferred stock, shareholder equity of positive $73 million and $44 million of trailing EBITDA.”

Nelson Heumann continued, “The Board of Directors believes that the Company has a sustainable amount of debt along with strong cash flows, which provides for the commencement of a quarterly dividend, the flexibility for future share repurchases, as well as continued investment in our accelerated growth.”

On December 20, 2010 the Company pre-paid the outstanding balance of $85.6 million on the prior credit facility and redeemed the remaining $3.6 million of the Series Z preferred stock with proceeds from the new facility. In conjunction with this pre-payment, during the fourth quarter of 2010, the Company will record a non-recurring, non-cash write-off of approximately $900,000 in unamortized debt issuance costs. With today’s announcement, the Company’s capital structure has been simplified to include only the new bank facility and common stock.

Bank of America, N.A. will serve as the administrative agent and Wells Fargo Bank, N.A. will serve as the syndication agent, while Banc of America Securities LLC and Wells Fargo Bank, N.A. will act as co-lead arrangers and co-book managers. The syndicate of banks includes Bank of America, N.A., Wells Fargo Bank, N.A., Regions Financial Corp., BBVA Compass, Bank of the West, and 1st Farm Credit Services.

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group, Inc. is a leading company in the quick casual restaurant industry that operates and licenses locations primarily under the Einstein Bros.® and Noah's New York Bagels® brands and primarily franchises locations under the Manhattan Bagel® brand. The company's retail system consists of more than 725 restaurants in 39 states and the District of Columbia. It also operates a dough production facility. The company's stock is traded on the NASDAQ under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

CONTACT:
Einstein Noah Restaurant Group, Inc.
Investor Relations
Tom Ryan, 203-682-8200
tryan@icrinc.com
or
Raphael Gross, 203-682-8200
rgross@icrinc.com